                                                                EXHIBIT 15








Oncor Electric Delivery Transition Bond Company LLC:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Oncor Electric Delivery Transition Bond Company LLC (the "Company) for the period ended September 30, 2003, as indicated in our report dated November 11, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement No. 333-91935 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE  LLP

Dallas, Texas
November 14, 2003